Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Capricor Therapeutics, Inc.

Los Angeles, California

We consent to the incorporation by reference in the Registration Statements of Capricor Therapeutics, Inc. on Form S-8 (File Nos. 333-152283, 333-175727, 333-194317, and 333-215510) and Form S-3 (File Nos. 333-161339, 333-165167, 333- 207149, 333-212017, 333-219188, and 333-227955) of our report dated March 28, 2019, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

March 28, 2019